Exhibit 99.1

Contact:	Deborah Hileman
Vice President - Corporate Communications & Investor Relations
(304) 495-1210
Deborah.hileman@emsc.net

Emergency Medical Services Announces Closing of

Public Stock Offering by Existing Holders

Greenwood Village, Colorado (November 25, 2009) — Emergency Medical Services Corporation (NYSE: EMS) (“EMSC” or the “Company”) today announced that it has closed its public secondary offering by certain of its equity holders of 8,000,000 shares of EMSC’s class A common stock at a price of $48.31 per share.  The underwriters will have a 30-day option from November 19, 2009 to purchase up to an additional 1,200,000 shares of class A common stock from the selling stockholders.  EMSC did not receive any proceeds from the offering, which was paid entirely to the selling stockholders.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. Copies of the prospectus supplement and accompanying base prospectus in the offering may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department, or email Prospectus.Requests@ml.com, or from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com or from J.P. Morgan Securities Inc., Attention: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866)803-9204 and from the SEC’s website at www.sec.gov, when available.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (“EMSC”) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (“AMR”), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (“EmCare”), the Company’s outsourced facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced facility-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission.